Ex. 99.28(h)(2)(iv)

Third Amended and Restated
Schedule A
to the
Transfer Agency Agreement
by and between
PPM Funds
and
UMB Fund Services, Inc.

NAMES OF FUNDS

PPM Credit Fund
PPM Floating Rate Income Fund
PPM High Yield Core Fund
PPM Long Short Credit Fund
PPM Large Cap Value Fund
PPM Mid Cap Value Fund
PPM Small Cap Value Fund

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Schedule A to the Transfer Agency Agreement between the undersigned and dated as of September 18, 2019 to be executed by a duly authorized officer as of the 3rd day of October,  2019.

PPM Funds

By:	/s/ Mark Mandich
Name:	Mark Mandich
Title:	Chief Executive Officer and President
Date:	10/3/2019

UMB Fund Services, Inc.

By:	/s/ Maureen Quill
Name:	Maureen Quill
Title:	EVP
Date:	10/4/2019